EXHIBIT 23.02

CONSENT OF LATHAM & WATKINS LLP

We consent to the reference to our firm contained under the heading “Legal Opinions” in the Current Report on Form 8-K of Northern Illinois Gas Company, dated December 2, 2003, which is incorporated by reference into Northern Illinois Gas Company’s Registration Statement on Form S-3 (No. 333-65486).

Very truly yours,

/s/ Latham & Watkins LLP
LATHAM & WATKINS LLP